EXHIBIT 21.1

List of Subsidiaries of MCF Corporation

Merriman Curhan Ford & Co., California (active)

MCF Asset Management, LLC, Delaware (active)

MCF Wealth Management, LLC, Delaware (active)

Panel Intelligence, LLC, Delaware (active)

Ratexchange 1, Inc., Delaware (inactive)

Xpit Corporation, Delaware (dissolved)

RMG Partners Corporation, Delaware (sold)